Exhibit 99.1

West Corporation 11808 Miracle Hills Drive Omaha, NE 68154	AT THE COMPANY: Carol Padon Investor Relations (402) 963-1500

West Corporation Reports Strong Second Quarter Results

Net Income Increases 40.0%

With Continued Margin Expansion

July 20, 2005

OMAHA, Neb., July 20, 2005 — West Corporation (Nasdaq: WSTC), a leading provider of outsourced communication solutions, today announced its second quarter 2005 results.

Financial Summary (unaudited)

     (In millions, except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	June 30			June 30
			Percent			Percent
	2005	2004	Change	2005	2004	Change

Revenue	$369.8	$283.7	30.4%	$729.3	$573.1	27.3%
Operating income	$66.1	$43.0	53.7%	$125.2	$87.7	42.7%
Net income	$37.5	$26.8	40.0%	$71.0	$54.2	31.0%
Earnings per share (basic)	$0.55	$0.40		$1.04	$0.80
Earnings per share (diluted)	$0.53	$0.39		$1.00	$0.79

“We are pleased by the growth we are seeing across all of our business segments,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “The acquisitions of Sprint’s conferencing business, ECI and Worldwide during the past year are proving to be very successful and are allowing us to further leverage our operating model.”

Consolidated Operating Results

For the second quarter ended June 30, 2005, revenues were $369.8 million compared to $283.7 million for the same quarter last year, an increase of 30.4%. Revenue from acquired entities* accounted for $61.2 million of this increase. Operating income for the second quarter was $66.1 million, an increase of 53.7% compared to $43.0 million for the second quarter of 2004. Net income was $37.5 million, up 40.0% compared to $26.8 million in the same quarter last year. Diluted earnings per share were $0.53 versus $0.39 in the same period of 2004.

Margins

The company reported consolidated operating income as a percentage of revenue of 17.9% in the second quarter of 2005, up from 15.2% in the comparable quarter last year. The operating margin improvements for the quarter are the result of increased revenues in the traditionally higher margin Conferencing and Receivables Management segments. The Company also produced improved margins in the Communications Services segment, primarily due to improved infrastructure utilization, which reduced SG&A expense as a percent of revenue.

Balance Sheet

At June 30, 2005, West Corporation had cash and short-term investments totaling $25.3 million and a current ratio of 1.5 to 1. Net cash flows from operating activities were $79.0 million for the second quarter, an increase of $47.9 million over the second quarter of 2004. As of June 30, 2005, the company had $60 million of capacity available on its bank line of credit.

“During the quarter, we invested $18.0 million in capital expenditures, which were mainly related to telephone switching equipment, computer hardware and software, and facility expansion in the Philippines and North Carolina,” commented Paul Mendlik, Chief Financial Officer of West Corporation.

Conference Call

The company will hold a conference call to discuss earnings on July 21st at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.

Our results could differ materially from the expectations expressed in these statements. Further information regarding the factors that could cause actual results to differ from expected projected results can be found in documents filed by the company with the United States Securities and Exchange Commissions (the “SEC”) including our annual report on Form 10-K for the year ended December 31, 2004, and subsequently filed quarterly reports on Form 10- Q. We assume no obligation to update these forward looking statements.

     * Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) and ECI, Conference Call Services, LLC (Acquired in November 2004) in the Conferencing segment and Worldwide Asset Management, LLC (acquired in August 2004) in the Receivables Management segment.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2005	2004	Change	2005	2004	Change
Revenue	$369,788	$283,684	30.4%	$729,345	$573,052	27.3%
Cost of services	165,297	123,550	33.8%	331,234	249,484	32.8%
Selling, general and administrative expenses	138,386	117,136	18.1%	272,927	235,831	15.7%

Operating income	66,105	42,998	53.7%	125,184	87,737	42.7%
Other expense, net	2,678	636	321.1%	5,040	1,909	164.0%

Income before tax	63,427	42,362	49.7%	120,144	85,828	40.0%
Income tax expense	21,832	15,607	39.9%	41,312	31,646	30.5%
Minority Interest	4,137	—		7,834	—

Net income	$37,458	$26,755	40.0%	$70,998	$54,182	31.0%

Earnings per share:
Basic	$0.55	$0.40	37.5%	$1.04	$0.80	30.0%
Diluted	$0.53	$0.39	35.9%	$1.00	$0.79	26.6%
Weighted average common shares outstanding:
Basic	68,579	67,406		68,513	67,356
Diluted	71,052	69,014		70,958	69,010

SELECTED OPERATING DATA:
Revenue:
Communication Services	$212,026	$197,122	7.6%	$430,526	$400,864	7.4%
Conferencing	103,932	76,862	35.2%	192,124	152,089	26.3%
Receivables Management	55,008	9,956	452.5%	108,960	20,613	428.6%
Inter segment eliminations	(1,178)	(256)	360.2%	(2,265)	(514)	340.7%

Total	$369,788	$283,684	30.4%	$729,345	$573,052	27.3%

Operating Income:
Communication Services	$29,444	$25,097	17.3%	$60,057	$52,172	15.1%
Conferencing	26,760	18,457	45.0%	44,913	35,236	27.5%
Receivables Management	9,901	(556)		20,214	329

Total	$66,105	$42,998	53.7%	$125,184	$87,737	42.7%

Operating Margin:
Communication Services	13.9%	12.7%	9.4%	13.9%	13.0%	6.9%
Conferencing	25.7%	24.0%	7.2%	23.4%	23.2%	0.9%
Receivables Management	18.0%	-5.6%		18.6%	1.6%

Total	17.9%	15.2%	17.8%	17.2%	15.3%	12.4%

Number of workstations (end of period)	16,871	14,007
Number of Communication Services ports (end of period)	132,573	135,478

Condensed Balance Sheet

	June 30,	December 31,	%
	2005	2004	Change
Current assets:
Cash and short-term investments	$25,271	$21,939	15.2%
Trust cash	10,371	10,633	-2.5%
Trade accounts receivable, net	204,551	195,598	4.6%
Portfolio receivables, current	27,421	26,646	2.9%
Other current assets	26,894	27,244	-1.3%

Total current assets	294,508	282,060	4.4%
Net property and equipment	228,575	223,110	2.4%
Portfolio receivables, net	60,632	56,897	6.6%
Goodwill	707,035	573,885	23.2%
Other assets	194,218	135,254	43.6%

Total assets	$1,484,968	$1,271,206	16.8%

Current liabilities	$192,290	$160,755	19.6%
Long Term Obligations	350,664	238,354	47.1%
Other liabilities & minority interest	73,643	82,642	-10.9%
Stockholders’ equity	868,371	789,455	10.0%

Total liabilities and stockholders equity	$1,484,968	$1,271,206	16.8%